Exhibit 99.2

Viveon Health Acquisition Corp. Announces Pricing of $175 Million

Initial Public Offering

New York, December 22, 2020 – Viveon Health Acquisition Corp. (the “Company” or “Viveon Health”) announced today that it priced its initial public offering of 17,500,000 units at $10.00 per unit. The units are expected to trade on the NYSE American (“NYSE American”) under the ticker symbol “VHAQU” beginning December 23, 2020. Each unit consists of one share of common stock, one redeemable warrant with each warrant entitling the holder thereof to purchase one half-share of common stock at a price of $11.50 per full share, and one right to receive one-twentieth of one share of common stock upon the consummation of an initial business combination. Once the securities comprising the units begin separate trading, the shares of common stock, redeemable warrants, and rights are expected to be listed on the NYSE American under the symbols “VHAQ,” “VHAQW,” and “VHAQR,” respectively.

The offering is expected to close on December 28, 2020, subject to customary closing conditions.

Chardan acted as sole book running manager in the offering. The underwriters have been granted a 45-day option to purchase up to an additional 2,625,000 units offered by the Company to cover over-allotments, if any, at the initial public offering price.

A registration statement relating to these securities was declared effective by the Securities and Exchange Commission on December 22, 2020. The offering is being made only by means of a prospectus, copies of which may be obtained by contacting Chardan, 17 State Street, 21st floor, New York, New York 10004 or by calling (646) 465-9001. Copies of the registration statement can be accessed through the SEC's website at www.sec.gov.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Viveon Health Acquisition Corp.

Viveon Health Acquisition Corp. is a blank check company, also commonly referred to as a special purpose acquisition company, or SPAC, formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. It is the Company’s intention to pursue prospective targets that are focused on the regenerative medicine, spine and orthopedic industry in the United States and other developed countries.

Forward Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the IPO and search for an initial business combination. Forward looking statements are statements that are not historical facts. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statements. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based, except as required by law.

Contact

Rom Papadopoulos

CFO, Viveon Health Acquisition Corp.

404-861-5393

info@viveonhealth.com